This letter agreement ("Agreement") will set forth the understanding between Carl Silvani ("Athlete") with an address of 12307 BerryKnoll Drive, Houston, TX 77024 and Natural Nutrition, Inc. (Company) with an address of 109 N. Post Oak Lane, Suite 422, Houston, TX 77024. The terms of the Agreement are as follows:

1. GRANT OF NAME AND LIKENESS RIGHTS.

    A. Athlete hereby grants to Company the exclusive rights, only on products sold by the Company, in accordance to subject 3 below, within the Contract Territory (as defined in Section Five (5) below) and during the Term (as defined in Section Two (2), below), to utilize Athlete's name, likeness, biographical information, approved image, signature, facsimile signature, statements, and endorsement (collectively "Athlete's Likeness") solely in connection with the promotion of Company.

    B. Company shall have the right and license to use Athlete's Likeness solely in print, radio, outdoor, internet and via television advertisement, in accordance with Section Three (3) below.

2. TERM. The term of this Agreement shall commence on September 1, 2007, and shall conclude on August 31, 2009 (the "Term"). An additional year at the mutual option ("Option Year") of Company and Athlete will commence on September 1, 2009 and will conclude on August 31, 2010. Each contract year shall commence on September 1st and conclude on August 31st. Company shall notify Athlete of interest in activating the Option Year in writing to Athlete by Certified U.S. Mail no later than sixty days (60) prior to the end of the Term.

3. RETENTION OF ENDORSEMENT RIGHTS. Except as provided in this Agreement, Company agrees that Athlete shall retain all rights in and to Athlete's Likeness during the Term, and Athlete shall not be prevented from using, or permitting and/or licensing others to use, Athlete's Likeness in connection with the advertisement, promotion, or sale of any product or service except for any legal service, attorney service or promotion of any Legal related entity within the Contract Territory.

4. ATHLETE'S SERVICES.

    A. During each contract year, Athlete agrees be available for two (2) production sessions in connection with the production of advertising creative materials for Company (the "Production Sessions"). Each

Production Session shall last no longer than ten (10) hours (including reasonable rest and lunch breaks), and shall include two (2) hours of photo-shoot and one (1) day for radio production to take place at a time, date and location compatible with Athlete's schedule and which are mutually convenient to Athlete and Company. The Production Session shall be subject to Athlete's professional commitments. If reasonably requested by Athlete, Company shall arrange, pay for and provide Athlete and one guest with first-class round-trip air and ground transportation, hotel accommodations, meals and other reasonable incidental expenses incurred in connection with the Production Session.

B. During each contract year, Athlete agrees to make four (4) personal appearances on behalf of Company (the "Personal Appearance"). The Personal Appearance shall be private in nature and shall consist of meeting and greeting, posing for photographs and signing autographs for those in attendance. The Personal Appearance shall last no longer than four (4) consecutive hours (including reasonable rest and lunch breaks), and shall take place at a time, date and location compatible with Athlete's schedule and which are mutually convenient to Athlete and Company. The Personal Appearance shall be subject to Athlete's professional commitments. If reasonably requested by Athlete, Company shall arrange, pay for and provide Athlete and agent/manager of Pink Production & Media with first-class round-trip air and ground transportation, hotel accommodations, meals and other reasonable incidental expenses incurred in connection with the Personal Appearance.

5 TERRITORY. For the purposes of this Agreement, "Contract Territory" shall mean the United States and Canada.

6 COMPENSATION. Company shall pay Athlete the guaranteed sum of Two Thousand Five Hundred Dollars ($2,500.00) (the "Guaranteed Compensation") per year, payable according to the address set forth below to: 12307 BerryKnoll Drive, Houston, TX 77024. Additionally, Athlete shall receive one percent (1%) of all gross revenue from sales generated using athlete's likeness or services paid through the two year term of the contract due thirty days after the sales have been earned by Company.

Time is of the essence with regard to Company's obligations under this Section. If timely payment is not received by Athlete, Athlete shall have the right to terminate this agreement upon thirty (30) business days' written notice to

Company of such breach. If such breach remains uncured for thirty (30) business days after written notice thereof has been provided to the Company, such termination shall become effective and Company shall forfeit any monies already paid as liquidated damages, as such damages are difficult to presently and accurately estimate. In all such instances, Company shall remain fully liable for payment to Athlete of the Guaranteed Compensation. Such liability shall be in addition to, and not in limitation of, any and all other remedies available to Athlete in law or equity.

In partial consideration of the fees paid to Artist as outlined in this section, Artist agrees to provide Company with the right to re-produce Disc #1 of "Wisdom System" under Company's private label to be provided in each product package sold through Artist's efforts via web, TV, direct mail or other forms of marketing at the discretion of Company. Artist shall provide Company with all content, graphics, text, audio and video in a "Superless" Beta SP format with the understanding that certain content, graphics or text may be removed as necessary to meet the needs of company for integration into Company's marketed products.

Under the same format outlined above, Artist agrees to provide Company with the non-exclusive right to sell the remainder of Artist's "Wisdom System" collection for a royalty fee of $.70 for each video disc copied and actually sold, which shall include payment for any free disc supplied to that customer on an earlier purchase. It is further agreed and understood that Artist shall bear no costs in the editing, formatting, copying, creation or distribution of the above mentioned product and Artist's duties are complete upon providing a legally compliant, valid master copy of "The Wisdom System".

7 <u>APPROVAL</u>. Athlete agrees and approves content of advertising bearing athlete's likeness in the existing products of Company. Further; Company agrees to submit to Athlete, for approval and review, a copy of scripts for any medium, (TV, Radio, Print or Internet) utilizing Athlete's Likeness (or any portion thereof) at least five (5) business days prior to production; and Company and Athlete further agree that in the absence of disapproval in writing within five (5) days of receipt thereof, said advertising and promotional materials shall be deemed approved. Any disapproval must specify the reason for disapproval. Without limitation, Company agrees that in the event Company desires to use Athlete's Likeness (or any portion thereof) in connection with the name, logo, or other identifying features of a third party, said use shall be subject to the prior written

approval of Athlete; and that such approval by Athlete shall be unreasonably withheld.

Company's breach or threatened breach of any provision(s) of this section will cause irreparable harm to Athlete. Accordingly, Company's breach or threatened breach of any provision(s) of this section shall give Athlete the immediate right to equitable relief (including but not limited to a permanent injunction) in order to stop or prevent Company from breaching this section. Such relief shall be in addition to, and not in limitation of, any and all other remedies Athlete and/or available to Athlete in law or equity. In addition, any breach of this section by Company shall be deemed a material breach of this Agreement. In addition, failure to adhere by the terms of Section Three (3) shall give Athlete the right to immediately terminate this Agreement upon written notice to Company. Furthermore, any monies paid to Athlete by Company shall be forfeited by Company as liquidated damages, as such damages are difficult to presently and accurately estimate. Such liability shall be in addition to, and not in limitation of, any and all other remedies available to Athlete in law or equity.

8 NO GRANT OF TRADEMARK RIGHTS. Athlete in no way grants, or purport to grant, to Company any rights or uses of any names, logos, trademarks, service marks, etc., owned Athlete.

9 SERVICES UNIQUE. It is expressly understood and agreed that the services to be performed by Athlete and the rights and privileges granted hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law and that Athlete's failure or refusal to perform the obligations hereunder would cause irreparable harm or damage. Should Athlete wrongfully fail or refuse to perform such obligations, Company shall be entitled to ex parte injunctive or other equitable relief against Athlete to prevent the continuance of such failure or refusal or to prevent Athlete from performing services or granting rights to others in violation of this agreement.

10 INDEMNITY. With respect to claims against one or both parties by third parties and/or government agencies insofar as such claim, demand or action is a direct result of any act or omission of Company and is not related to a breach by Athlete of any representation, warranty and/or any other provision of this Agreement or attributable to the knowing, reckless or negligent acts of Athlete, Company shall defend, indemnify, and hold harmless Athlete against any liability, cost, loss, or expense of any kind.

Company shall have the right to select and control legal counsel for the defense of any such claim, demand or action and for any negotiations relating to any such claim, demand or action; however, Athlete shall have the right to approve any settlement of any such claim, demand or action to the extent that such settlement imposes any restrictions on Athlete, such approval to not be unreasonably withheld or delayed.

Any party hereto seeking indemnification agrees to notify the party from whom indemnification is sought as soon as reasonably possible after a claim has been made. The party from whom indemnification is sought may then elect to defend; otherwise, such party will reimburse the other party for its costs of defense.

11 ARBITRATION; GOVERNING LAW. This Agreement shall be governed by the laws of the state of Texas, as such laws apply to contracts made and performed entirely within the state of Texas. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of it, this Agreement shall, at the option of either party, be settled by binding arbitration in accordance with the rules of the American Arbitration Association applying the substantive law of the state of Texas, without regard to any conflict of laws provisions. The arbitration will be governed by the United States Arbitration Act 9 U.S.C. Sec. 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court with jurisdiction. The arbitrator shall be empowered to award to the prevailing party all costs and expenses directly related to the arbitration, including but not limited to reasonable attorneys' fees. The arbitration will be held in Houston, TX. Notwithstanding the provisions of this Section 11, either party may bring a claim for injunctive relief before a United States court with jurisdiction without first submitting the claim to arbitration.

12 SPECIAL RIGHT OF TERMINATION BY COMPANY.

A. Athlete agrees that Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Athlete:

(1) In the event of Athlete's death during the Term; or

(2) In the event Athlete or Athlete materially breaches this Agreement and upon thirty (30) business days written notice to Athlete or Athlete of such breach, if such breach remains uncured for thirty (30) days after written notice thereof has been provided to Athlete or Athlete;

(3) In the event Athlete is convicted of any felony involving moral turpitude under Federal, state or local laws.

(4) In the event that Athlete (including any of Athlete's employees, officers, directors, or executives) engages in any conduct that could bring Company into public disrepute, contempt, scandal or ridicule; or

(5) Although the Company has committed a large investment into the products described herein, as a start up enterprise, Company makes no warranties, guarantees or predictions as to the outcome of this effort. The Company in its sole opinion shall have the right to immediately terminate the marketing and sales of the products other than existing inventory, which will be offered for six months or until the inventory is sold on the company's website.

B. If Company terminates this Agreement under this Section Twelve (12), the following conditions shall apply:

(1) Neither Company nor Athlete shall have any further rights, duties, or obligations under this Agreement, except those listed in Section 12-B.

(2) Company shall continue to have the right and license to utilize Athlete's Likeness pursuant to the terms and conditions of this Agreement for the ninety (90) day period following the date of Company's termination of this Agreement (the "Grace Period").

(3) At the conclusion of the Grace Period, Company shall no longer have any rights in and to Athlete's Likeness, and all such rights shall immediately and irrevocably revert back to Athlete.

13 SPECIAL RIGHT OF TERMINATION BY ATHLETE.

A. In addition to Athlete's right to terminate this Agreement pursuant to Sections Six (6), and Seven (7), herein, Company agrees that Athlete shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Company:

(1) In the event Company is adjudged, declares, or files for bankruptcy; or

(2) Company materially breaches this Agreement and upon thirty (30) business days written notice to Company of such breach, if such

breach remains uncured for thirty business (30) days after written notice thereof has been provided to the Company; or

(3) In the event that Company (including any of company's employees, officers, directors, or executives) engages in any conduct that could bring Company into public disrepute, contempt, scandal or ridicule; or

B. If Athlete terminates this Agreement under this Section Thirteen (13), the following conditions shall apply:

(1) Neither Company nor Athlete shall have any further rights, duties, or obligations under this Agreement, except those listed in Section 12-B and any and all rights granted to Company by Athlete shall automatically and irrevocably revert back to Athlete.

(2) Company shall no longer have any rights in and to Athlete's Likeness as filmed and in use for ninety (90) days

(3) Within fifteen (15) days of Athlete's termination of this Agreement, Company shall pay Athlete all remaining sums of the earned Compensation not previously paid to Athlete by Company,

(4) Athlete's termination of this Agreement shall not preclude its recovery of any other damages to which it is entitled under law or equity.

14 NOTICES. All notices and/or submissions hereunder shall be sent via a reputable air courier service or personal service, to the parties at the following addresses, or such other addresses as may be designated in writing from time to time:

To Company:
Timothy J. Connolly
Natural Nutrition, Inc.
109 N. Post Oak Lane, Suite 422
Houston, TX 77024

To Athlete:
Carl Silvani
12307 BerryKnoll Drive
Houston, TX 77024

15 CONFIDENTIALITY. Neither party shall disclose (or permit any third party to disclose) the financial or other material terms of this Agreement, with the exception only of either party's agents, attorneys, accountants, representatives or employees, except as may be required by law.

16 NO PARTNERSHIP/TAX WITHHOLDING. Nothing contained in this Agreement shall be construed to create an employer/employee, joint venture, partnership, or principal-agent relationship between the parties. Athlete's performance of services for Company hereunder is as an independent contractor. Athlete shall be solely responsible for the payment of all taxes on compensation received under this Agreement and the payment of compensation to Athlete. Accordingly, Company shall make no deductions for tax purposes from any compensation paid to Athlete.

17 FORCE MAJEURE. If any of the obligations of any of the parties is hindered or prevented, in whole or in substantial part, because of a Force Majeure Event, then such non-performance shall be excused and not be treated as a breach of this Agreement, and all other obligations of the parties shall continue. A "Force Majeure Event" shall mean causes beyond the control of the parties including, but not limited to: an act of God, inevitable accident, fire, labor dispute, riot or civil commotion, act of public enemy, act of terror or terrorism, governmental act, regulation or rule, failure of technical facilities, national day of mourning, emergency announcement or news bulletin, inability to obtain supplies, delays in transportation, embargoes, or other reason beyond the control of the parties that is generally regarded as force majeure. Delays or non-performance excused by this provision shall not excuse performance of any other obligation which is outstanding at the time of occurrence. A non-performing party under this Section 19 shall use commercially reasonable efforts to fully perform hereunder, once the Force Majeure Event has ceased. Clause Of Cancellation: Natural Nutrition, Inc is responsible for paying Athlete a non-refundable payment equaling 100% of the above agreed guaranteed fees at time of signing this agreement. These non-refundable fees will constitute liquidated damages if Athlete or Company terminates this agreement for any reasons including but not limited to weather, Act of God, fire, accident, riot, strike, labor difficulties, epidemics and any act or order of any public authority. Any "wrong doing" by any party involved causing any financial damage will be specifically and solely, held 100% responsible & liable for any fee refunds determined by legal action pursued.

18 INTELLECTUAL PROPERTY. Company agrees and acknowledges that neither shall acquire any interest in any copyrights, trademarks, service marks, other intellectual property and/or intellectual property of any of the Indemnified Parties (or any combination thereof). Without limiting the generality of the foregoing, unless previously approved by Athlete in writing, Company shall not acquire any right under this Agreement, or any other arrangement between

Company and Athlete to use, and shall not use Athlete or any fanciful images or other trademarks of any of the Indemnified Parties (or any combination thereof) at any time: (a) in any of the Company's advertising, publicity or promotion; (b) to express or imply any endorsement, affiliation, connection with or sponsorship by any of the Indemnified Parties (or any combination thereof) of Company, its business, services, or promises; or (c) in any other manner whatsoever [whether or not similar to the uses prohibited by sub-sections (a) and (b) above].

19 SEVERABILITY. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement or the application thereof shall not be affected, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20 SIGNIFICANCE OF PARAGRAPH HEADINGS. Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

21 CONSTRUCTION. Each of the parties has participated in the negotiation and preparation of this Agreement and therefore waives any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contract in question.

22 DAMAGES Notwithstanding anything to the contrary herein, in no event shall Athlete be liable to Company for exemplary, punitive, incidental, or consequential damages, including lost profits, arising out of this Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein.

23 REPRESENTATIONS AND WARRANTIES. Company represents and warrants that it has the full power and authority to enter into this Agreement and to fully perform all of its duties and obligations hereunder, and that Company's performance hereunder shall not infringe on any rights of any third party(ies). Without limitation, Company agrees that any breach of this paragraph by Company shall be deemed to be a material breach of this Agreement.

Athlete represents and warrants that it has the full power and authority to enter into this Agreement, and to fully perform all of its duties and obligations hereunder, and that Athlete's performance hereunder shall not infringe on any rights of any third party(ies). Athlete further represents and warrants that it has the full right and authority to act on behalf of Athlete, in connection with each and every provision of this Agreement.

24 ENTIRE AGREEMENT. This agreement constitutes the entire understanding between Company and Athlete and cannot be altered or modified except by an agreement in writing signed by both Company and Athlete. Upon its execution, this Agreement shall supersede all prior negotiations, understandings, and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

THIS AGREEMENT SHALL NOT BE BINDING OR EFFECTIVE UNTIL FULLY EXECUTED BY NATURAL NUTRITION, INC. AND ATHLETE.

ACCEPTED AND AGREED:

Natural Nutrition, Inc.	Carl Silvani
By: [signature]	By: [signature]
Title: CEO	Title: C.E.O. + President.
Date:	Date: Sept 13, 2007